UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2015

VANTAGE mHEALTHCARE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55155	93-0659770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Columbus Circle, 15th Floor

New York, NY 10019

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (917) 745-7202

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 25, 2015, Vantage mHealthcare, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with its majority shareholder, Nanobeak, LLC (“Nanobeak”), pursuant to which Nanobeak exchanged 117,366,840 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), in exchange for 23,473,368 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001(the “Series A Convertible Preferred”). The Exchange Agreement contained certain customary representations and warranties of the Company, including due organization and qualification, requisite corporate power and authority, governmental consents and non-contravention and certain representations and warranties of Nanobeak, including title to the Common Stock, authority to execute and perform, accredited investor status and purchase for investment.

The 117,366,840 shares of the Company’s common stock have been returned to Treasury.

The description above is only a summary of the material terms of the Exchange Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by the Exchange Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above are hereby incorporated by reference into this Item 3.02.

Item 3.03 Material Modifications to Rights of Securities Holders.

On August 24, 2015, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock (the “Certificate of Designation”). The disclosures set forth in Item 5.03 of this Current Report on Form 8-K in relation thereto is hereby incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 24, 2015 the Company filed with the Secretary of State of the State of Delaware the Certificate of Designation.

Under the terms of the Certificate of Designation, 24,000,000 shares of the Company’s preferred stock will be designated as Series A Convertible Preferred. Each share of the Series A Convertible Preferred shall be convertible into five (5) shares of Common Stock without the payment of additional consideration by the holder thereof, subject to certain terms, conditions and adjustments as described in the Certificate of Designation. The holders of Series A Convertible Preferred shall be entitled to receive any dividends before the holders of the Common Stock, in an amount at least equal to the product of (x) the dividend payable on each share of Common Stock and (y) the number of shares of Common Stock issuable upon conversion of a share of Series A Convertible Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend. Each holder of outstanding Series A Convertible Preferred shall be entitled to vote with the holders of the Common Stock, as a single class, on all matters presented to the holders of Common Stock an as-converted basis calculated as of the record date for such vote.

Each holder of Series A Convertible Preferred shall have the right, at such holder’s option at any time starting on August 24, 2015 to convert each share of Series A Convertible Preferred into five (5) shares of fully paid and non-assessable shares of Common Stock (the “Series A Conversion Ratio”). The initial Series A Conversion Ratio shall be subject to adjustment for stock splits, business combinations and certain dividends and distributions as described more fully therein.

Additionally, at any time when shares of Series A Convertible Preferred are outstanding, the Company shall not, without the written consent or affirmative vote of the holders of the majority of the then outstanding shares of Series A Convertible Preferred, voting as a separate class, (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the holders of Series A Convertible Preferred; (ii) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Convertible Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, if such reclassification, alteration or amendment would render such other security senior to the Series A Convertible Preferred in respect of any such right, preference or privilege; or (iii) reclassify, alter or amend any existing security of the Company that is junior to the Series A Convertible Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Convertible Preferred in respect of any such right, preference or privilege.

The description above is a summary and qualified in its entirety by the Certificate of Designations filed as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Designations of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock, dated August 18, 2015.

10.1	Exchange Agreement, dated August 25, 2015, between the Company and Nanobeak, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGE mHEALTHCARE, INC.

	By:	/s/ Joseph C. Peters
	Name:	Joseph C. Peters
	Title:	Chief Executive Officer

Date: August 25, 2015